RAPA MINING INC.
555 BURRARD STREET
SUITE 900
VANCOUVER, B.C. A6 V7X 1M8
TELEPHONE: 604-836-5999
OTC BB: RAPM

April 15, 2005

FOR IMMEDIATE DISEMINATION

RAPA TO PURCHASE CLYVIA TECHNOLOGY GMBH

Vancouver, British Columbia, Canada – April 15, 2005 – Rapa Mining Inc. (OTCBB: RAPM) (the "Company") announced today that it has entered into an agreement to purchase a 100% interest in Clyvia Technology GmbH (“Clyvia Technology”). Clyvia Technology is a company based in Wegberg, Germany engaged in the development of a patented technology that uses a process known as catalytic depolymerization to produce fuel from industrial waste materials such as plastics.

Under the terms of the agreement, the Company will issue 55,000,000 shares of its common stock to Clyvia Technology’s sole shareholder, Clyvia Capital Holding GmbH (“Clyvia Capital”) in exchange for a 100% ownership interest in Clyvia Technology. In addition, Brian Cheston, the Company’s President, Chief Executive Officer, Secretary and Treasurer, and one of its principal stockholders, will transfer14,000,000 shares of the Company’s common stock to Clyvia Capital at an aggregate sale price of $10,000. Closing of the acquisition is expected to take place on or before June 6, 2005. Closing is subject to a number of customary conditions, including the delivery of audited financial statements for Clyvia Technology and completion of the Company’s due diligence investigations. Upon closing, the Company’s principal officers and its Board of Directors will resign from their positions, and Walter P.W. Notter will be appointed as the sole director and officer of the Company.

Mr. Notter is a financial management consultant with over 20 years of experience in the Swiss banking industry and has held the position of managing director for a number of Swiss investment banks.

This Press Release may contain, in addition, to historical information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, including, but not limited to, risks and uncertainties related to the Company’s due diligence investigations and with closing the acquisition of Clyvia Technology.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

For more information contact:

Brian Cheston
Telephone: 604-836-5999

RAPA MINING INC.

/s/ Brian Cheston
________________________

Brian Cheston
President